UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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American Express Company

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AMERICAN EXPRESS COMPANY 200 VESEY STREET NEW YORK, NEW YORK 10285

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

DATE	Wednesday, April 27, 2005, at 10:00 a.m. Eastern Time

PLACE	American Express Company 200 Vesey Street, 26th floor New York, New York 10285

ITEMS OF BUSINESS	(1) To elect Directors.

(2) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2005.

(3) To vote on a shareholder proposal relating to stock options.

(4) To vote on a shareholder proposal requesting a separate annual report describing the Company’s political contributions.

(5) To transact such other business that may properly come before the Meeting.

RECORD DATE	You can vote if you are a shareholder of record on February 28, 2005.

STEPHEN P. NORMAN Secretary & Corporate Governance Officer

March 10, 2005

AMERICAN EXPRESS COMPANY 200 VESEY STREET NEW YORK, NEW YORK 10285

March 10, 2005

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of American Express Company for the 2005 Annual Meeting of Shareholders and for any adjournment or postponement of the Meeting. In this proxy statement, we refer to American Express Company as “the Company,” “we,” “our” or “us.”

We are holding the Annual Meeting at 10:00 a.m. Eastern Time, on Wednesday, April 27, 2005, at the Company’s New York City headquarters and invite you to attend in person. If you need special assistance at the Meeting because of a disability, you may contact Stephen P. Norman, our Secretary, by telephone at (212) 640-5583, by e-mail at stephen.p.norman@aexp.com or by writing to him at 200 Vesey Street, New York, New York 10285.

The Company has arranged for a live audio Web cast of the 2005 Annual Meeting to be accessible to the general public on the Internet at http://ir.americanexpress.com. A replay of the Meeting’s audio Web cast will also be available at the same Web site address beginning later the same day.

We intend to mail this proxy statement and a proxy card to shareholders starting on or about March 15, 2005.

VOTING INFORMATION

Record Date

You may vote all shares that you owned as of February 28, 2005, which is the record date for the Annual Meeting. On February 28, 2005, we had 1,248,000,259 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Meeting.

Ownership of Shares

You may own common shares in one of the following ways:

•	directly in your name as the shareholder of record, which includes shares purchased through our Shareholder’s Stock Purchase Plan or restricted stock awards issued to employees under our long-term incentive plans;

•	indirectly through a broker, bank or other holder of record in “street name”; or

•	indirectly in the American Express Company Stock Fund of our Incentive Savings Plan (ISP) or the Employee Stock Ownership Plan of Amex Canada, Inc.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, to give your voting instructions by telephone or by the Internet, or to vote in person at the Meeting. If you hold your shares in street name your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Regardless of how you hold your shares, we invite you to attend the Meeting.

How to Vote

Your vote is important. We encourage you to vote promptly. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Wednesday, April 20, 2005, for shares held in employee plans and through 11:59 p.m. Eastern Time on Tuesday, April 26, 2005, for all other shares. You may vote in one of the following ways:

By Telephone. If you are located in the United States or Canada you can vote your shares by calling the toll-free telephone number on your proxy card or in the instructions that accompany your proxy materials. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your voting instruction form.

By Internet. You can also vote your shares by the Internet. Your proxy card indicates the Web site you may access for Internet voting. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. You may incur telephone and Internet access charges if you vote by the Internet. If you vote by the Internet, you do not need to return your proxy card or your voting instruction form.

By Mail. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

At the Annual Meeting. The way you vote your shares now will not limit your right to change your vote at the Annual Meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

Revocation of Proxies. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Secretary, (2) submit a later-dated proxy (or voting instruction form if you hold shares in street name), (3) provide subsequent telephone or Internet voting instructions or (4) vote in person at the Meeting.

Shares Held Under Plans

If you participate in the Stock Purchase Plan, your proxy card includes the number of shares enrolled in that plan as well as any shares you have acquired through dividend reinvestment. If you participate in the ISP or the Employee Stock Ownership Plan of Amex Canada, Inc., your proxy card includes shares that the relevant plan has credited to your account.

To allow sufficient time for the ISP trustee to vote, the trustee must receive your voting instructions by 11:59 p.m. Eastern Time, on Wednesday, April 20, 2005. If the ISP trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from other ISP participants who did vote. If the trustee for the Employee Stock Ownership Plan of Amex Canada, Inc., does not receive your instructions by that date, the trustee will not vote your shares.

Confidential Voting

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

Quorum and Required Vote

Quorum. We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Meeting, either in person or by proxy.

Votes Required for Proposals. To elect Directors and adopt the other proposals, the following proportion of votes is required:

•	To elect the Directors, a plurality of the votes cast.

•	To ratify the selection of our independent registered public accountants, and to adopt the shareholder proposals, the affirmative vote of a majority of the votes cast.

Routine and Non-Routine Proposals. New York Stock Exchange rules determine whether proposals presented at shareholder meetings are routine or not routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions.

The New York Stock Exchange has informed us that the election of directors and ratification of the selection of our independent registered public accountants are routine items. The Exchange has also informed us that the shareholder proposals are not routine items.

How We Count Votes. In determining whether we have a quorum, we count abstentions and broker non-votes as present and entitled to vote.

In counting votes on the proposals:

•	We do not count abstentions or broker non-votes, if any, as votes cast for the election of Directors, but we do count votes withheld for one or more nominees as votes cast.

•	We do not count abstentions as votes cast on our proposal to ratify the selection of the independent registered public accountants or the shareholder proposals. We also do not count broker non-votes, if any, as votes cast on these proposals. Therefore, abstentions and broker non-votes will have no impact on the outcome of these proposals.

Multiple Shareholders Sharing the Same Address

In accordance with notices we previously sent to street-name shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact the Company’s Secretary. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the Company’s Secretary. The contact information for the Company’s Secretary is stated above on page one under “General Information.”

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Our Directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission. We have hired Morrow & Co. to help us distribute and solicit proxies. We will pay Morrow $17,500 plus expenses for these services.

CORPORATE GOVERNANCE

Our business is managed by the Company’s employees under the direction and oversight of the Board of Directors. Except for Kenneth I. Chenault, our Chairman and Chief Executive Officer, none of our Board members is an employee of the Company. The Board limits membership of the Audit Committee, Compensation and Benefits Committee and Nominating and Governance Committee to independent non-management Directors. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board and Board Committee meetings.

The Board of Directors has adopted Corporate Governance Principles which, along with the charters of the Board Committees, the Company’s Code of Conduct for employees and the Code of Business Conduct for Directors, provide the framework for the governance of the Company. The Board of Directors has also appointed a Corporate Governance Officer to promote best practices and help the Company remain in the forefront of good corporate governance. The Corporate Governance Officer periodically reviews the Company’s governance principles and practices to assure that they continue to reflect high standards and makes recommendations to the Nominating and Governance Committee in connection with the Company’s governance practices.

A complete copy of the Company’s governance principles, the charters of the Board Committees and the Codes of Conduct for employees and Directors may be found on the Company’s Investor Relations Web site at http://ir.americanexpress.com. The Audit Committee charter is also attached as Exhibit A to this proxy statement. Copies of these materials also are available without charge upon written request to the Secretary of the Company.

Summary of the Corporate Governance Principles

A substantial majority of the Board of Directors shall consist of independent, non-management Directors who meet the criteria for independence required by the New York Stock Exchange.

A Director is independent if he or she does not have a material relationship with the Company or one of its subsidiaries.

The Board has established the following guidelines to assist it in determining Director independence.

A Director will not be considered independent if:

(i)	within the last three years the Director was an employee of the Company or an immediate family member was an executive officer of the Company;

(ii)	the Director or an immediate family member received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company (other than the Director and Committee fees and pension or other deferred compensation);

(iii)	the Director or an immediate family member is a partner of the Company’s present or former internal or external auditing firm; the Director is a current employee of such firm; a member of the Director’s immediate family is an employee of such firm and participates in the firm’s audit, assurance or tax compliance practice; or the Director or immediate family member was within the last three years a partner or employee of such firm and worked on the Company’s audit;

(iv)	within the last three years an executive officer of the Company served on the compensation committee of another company that employed the Director, or an immediate family member of the Director, as an executive officer; or

(v)	the Director is a current employee, or has an immediate family member who is an executive officer, of a company that made payments to, or received payments from, the Company in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

The following relationships will be considered material if a Company Director is:

(i)	an executive officer of a charitable organization and the Company’s annual charitable contributions to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 2% of the organization’s total annual revenues;

(ii)	a partner of or of counsel to a law firm that performs substantial legal services to the Company on a regular basis; or

(iii)	a partner, officer or employee of an investment bank or consulting firm that performs substantial services to the Company on a regular basis.

The Board of Directors has determined that as of January 24, 2005, nine of the Company’s 12 incumbent Directors are independent under these guidelines: Ms. Burns and Messrs. Akerson, Bowen, Dolan, Leschly, McGinn, Miller, Popoff and Walter. The other two non-management Directors, Ms. Barshefsky and Mr. Jordan, as well as Mr. Chenault, continue to participate in the Board’s activities and provide valuable insights and advice.

Directors should be persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, international business or public sector activities.

Directors should possess integrity, independence, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to the Company’s affairs. Directors should possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The non-management Directors shall meet periodically in executive session without the Chief Executive Officer present, and the independent non-management Directors shall meet in executive session at least once annually.

The executive sessions of non-management Directors shall be presided over by the Director who is the chairman of the Committee responsible for the issue being discussed. General discussions, such as the review of the Company’s overall performance, shall be presided over by the longest serving member of the Board. The Board schedules at least three executive sessions of non-management Directors each year including one executive session of independent Directors only. However, any Director may request additional executive sessions of non-management Directors to discuss any matter of concern. During 2004 the Board held four executive sessions of non-management Directors, one of which included independent Directors only.

Non-management Directors shall have access to individual members of management or to other employees of the Company on a confidential basis. Directors are authorized to conduct independent investigations and to hire outside consultants or experts at the Company’s expense. Directors shall also have access to Company records and files, and Directors may contact other Directors without informing Company management of the purpose or even the fact of such contact.

The Company believes that each Director should have a substantial personal investment in the Company. A personal holding of 20,000 shares of the Company is recommended for each Director. Directors are expected to acquire and maintain this share ownership threshold within five years of joining the Board.

The Board of Directors encourages all its members to attend the Annual Meeting of Shareholders. In April 2004, all 12 Director nominees were present at the Annual Meeting of Shareholders.

Communicating with Directors. The Board of Directors has provided a means by which shareholders may send communications to the Board or to individual members of the Board. Such communications, whether by letter, e-mail or telephone, should be directed to the Company’s Secretary who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Company’s Secretary, may not be forwarded to the Directors.

If a shareholder wishes to communicate a concern to the Chair of the Audit Committee about the Company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of the Audit Committee in care of the Company’s Secretary. If the concern relates to the Company’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chair of the Nominating and Governance Committee in care of the Company’s Secretary. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent Directors in care of the Company’s Secretary. The contact information for the Company’s Secretary is stated above on page one under “General Information.”

The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern in good faith. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to the Office of the Ombudsperson at the Company’s headquarters or by telephone at 1-800-297-1010. The Ombudsperson will refer the concern to the Chair of the Audit Committee who will assure that the matter is properly investigated.

Board Meetings

During 2004, the Board of Directors met ten times. All our Directors attended 75% or more of the meetings of the Board and Board Committees on which they served in 2004.

This table lists our five Committees, the Directors who currently serve on them and the number of Committee meetings held in 2004.

Membership on Board Committees

Name	Audit	Compensation and Benefits	Nominating and Governance	Executive	Public Responsibility
Mr. Akerson	C		•	•
Ms. Barshefsky					•
Mr. Bowen	•		•	•	C
Ms. Burns	•
Mr. Chenault				C
Mr. Dolan		•
Mr. Jordan					•
Mr. Leschly		C			•
Mr. McGinn	•	•	•
Mr. Miller		•
Mr. Popoff		•	C	•	•
Mr. Walter	•
2004 Meetings	13	3	3	0	3

C = Chair

• = Member

Compensation and Benefits Committee

The Compensation and Benefits Committee has oversight responsibility for the compensation and benefit programs for executive officers and other employees. All members of the Compensation and Benefits Committee are independent Directors as required by the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Principles.

Compensation Committee Interlocks and Insider Participation. The Compensation and Benefit Committee members include Jan Leschly, Peter R. Dolan, Richard A. McGinn, Edward D. Miller and Frank P. Popoff. None of the members is a former or current officer or employee of the Company or any of its subsidiaries. None of the members has any relationship required to be disclosed under SEC proxy rules.

Nominating and Governance Committee

The Nominating and Governance Committee considers and recommends candidates for election to the Board, advises the Board on Director compensation, oversees the annual performance evaluations of the Board and Board Committees and advises the Board on corporate governance matters. All members of the Nominating and Governance Committee are independent Directors as required by the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Principles.

Director Nomination Process. The Nominating and Governance Committee considers and recommends candidates for election to the Board. The Committee also considers candidates for election to the Board that are submitted by shareholders. Each member of the Committee participates in the review and discussion of Director candidates. In addition, members of the Board of Directors who are not on the Committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the

Committee seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company such as general management, finance, marketing, technology, law, international business or public sector activities. The minimum qualifications that the Nominating and Governance Committee believes must be met for a candidate to be nominated include integrity, independence, energy, forthrightness, analytical skills and the willingness to devote appropriate time and attention to the Company’s affairs. Candidates should also demonstrate a willingness to work as part of a team in an atmosphere of trust and a commitment to represent the interests of all the shareholders rather than those of a specific constituency.

Shareholders who wish to submit nominees for election at an annual or special meeting of shareholders should follow the procedure described on page 33. The Nominating and Governance Committee applies the same standards in considering candidates submitted by shareholders as it does in evaluating candidates submitted by members of the Board of Directors. Since the April 2004 shareholders meeting, the Nominating and Governance Committee has not nominated any new candidates for election.

Executive Committee

The Executive Committee is authorized to meet instead of the full Board in emergencies or in the interval between Board meetings.

Public Responsibility Committee

The Public Responsibility Committee reviews issues that affect the communities in which we work or the public interest in general. These issues include the Company’s consumer policies, legislation and regulation affecting the Company, philanthropic programs and government relations activities.

Audit Committee

The responsibilities of the Audit Committee are described in the Committee charter beginning on page 34 and in the following Report of the Audit Committee.

All members of the Audit Committee are independent Directors as required by the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Principles. The Board has also determined that Messrs. Akerson and Walter meet the requirements for being “audit committee financial experts” as defined by regulations of the SEC.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent registered public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent accountants the Company’s audited financial statements. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent accountants the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees, has discussed with the independent accountants their independence from the Company and its management, and has considered whether the independent accountants’ provision of non-audit services to the Company is compatible with maintaining the accountants’ independence.

The Audit Committee discussed with the Company’s internal and independent accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2004 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Daniel F. Akerson, Chairman

William G. Bowen

Ursula M. Burns

Richard A. McGinn

Robert D. Walter

COMPENSATION OF DIRECTORS

Cash and Equity Based Compensation

In 2004, we paid each non-management Director compensation for Board service as follows:

•	an annual retainer of $64,000, which we reduce by $16,000 if the Director does not attend at least 75% of our Board meetings and meetings of the Committees on which the Director serves;

•	an annual retainer of $20,000 for the chair of the Audit Committee, $15,000 for the chair of the Compensation and Benefits Committee and $10,000 for the Directors who chair the other Committees;

•	an annual retainer of $5,000 for each member of the Audit Committee, including the chair;

•	2,225 Stock Equivalent Units (SEUs) which had a value of $111,472.50 on the date of grant; and

•	reimbursement of customary expenses for attending Board, Committee and shareholder meetings.

We do not pay Directors who are also our employees any compensation for serving as a Director.

Directors’ Stock Equivalent Plan. On April 26, 2004, non-management Directors received 2,225 SEUs upon re-election at the Annual Meeting of Shareholders. The SEUs will be held for the Director until retirement. Each SEU will have a cash value equal to the value of one share of the Company’s common stock. Upon the Director’s retirement, the accumulated SEUs will be paid out in cash in an amount equal to the value of a corresponding number of common shares plus reinvested dividends from the date of grant.

The number of SEUs granted in 2004 reflects the Nominating and Governance Committee’s decision in September 2003 to set total Director compensation at approximately the mid-point of director compensation at peer companies. Based on the price of the Company’s shares at that time, 2,225 SEUs were needed to achieve that level. The Committee plans to review this number periodically with a view to keeping total Director compensation at approximately the mid-point at peer companies.

Deferred Compensation Plan

Non-management Directors may elect to defer the receipt of their cash compensation until a later date. Participating Directors may invest their deferred amounts in two ways: (1) in a cash account that we value based on a schedule linked to our return on equity, which is the same schedule we use for the deferred compensation plan in which management participates, or (2) in a common share equivalent account that we value according to the performance of our common shares, including reinvested dividends. Under either alternative, Directors will receive cash payments and will not receive shares. Nine Directors currently participate in the plan.

Retirement Benefits

We offer no retirement benefits to non-management Directors who began their Board service after March 31, 1996. However, we pay a retirement benefit to Directors who began their Board service on or before

March 31, 1996, have served on our Board for at least five years, and have never been our employees. The retirement benefit consists of a payment of $30,000 per year for each year a Director served on the Board. We will not make payments after a Director’s death. Four of the current Directors are eligible to receive retirement benefits.

Insurance

We provide our non-management Directors with group term life insurance coverage of $50,000 and accidental death and dismemberment insurance coverage of $300,000. Directors may purchase $50,000 of additional group term life insurance. In 2004 four Directors purchased this additional insurance.

Directors’ Charitable Award Program

The Company maintains a Directors’ Charitable Award Program for Directors elected prior to July 1, 2004. Under this program we purchased joint life insurance on the lives of participating Directors and advisors to the Board. We will receive a $1,000,000 benefit following the death of a Director and $500,000 following the death of an advisor. We expect to donate one-half of the benefit to the American Express Foundation and one-half directly to the charitable organization that the Director or advisor recommends.

Matching Gift Program

Non-management Directors are eligible to participate in the Company’s Matching Gift Program on the same basis as the Company’s employees. Under this program, the American Express Foundation matches gifts to certain tax-exempt organizations up to $8,000 per year.

Other Arrangements

Mr. Jordan is of counsel to the law firm of Akin Gump Strauss Hauer & Feld LLP. Ms. Barshefsky is a partner of the law firm of Wilmer Cutler Pickering Hale and Dorr LLP. These firms provided legal services to us in 2004 at customary rates and they continue to provide such services to us in 2005. Mr. Jordan is also a Senior Managing Director of the investment banking firm of Lazard Freres & Co. LLC, which the Company may utilize from time to time for investment banking and financial advisory services. In 2004 the Company did not utilize the services of this firm.

OWNERSHIP OF OUR COMMON SHARES

The table below shows how many American Express common shares certain individuals and entities beneficially owned on February 28, 2005. These individuals and entities include: (1) owners of more than 5% of our outstanding common shares; (2) our current Directors; (3) the five executive officers named in the compensation table on page 22 and (4) all current Directors and executive officers as a group. A person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.

Name	Number of Shares Owned(3)(4)		Right to Acquire(5)	Percent of Class(%)
Warren Buffett, Berkshire Hathaway Inc. and subsidiaries 1440 Kiewit Plaza Omaha, NE 68131	151,610,700	(1)	—	12.15%
Davis Selected Advisers, LP 2949 East Elvira Road, Suite 101 Tucson, AZ 85706	66,652,949	(2)	—	5.34%
Daniel F. Akerson	47,738		10,000	*
Charlene Barshefsky	15,063		3,000	*
William G. Bowen	46,258		12,000	*
Ursula M. Burns	2,000		—	*
Kenneth I. Chenault	1,439,182		3,057,865	*
James M. Cracchiolo	364,002		1,117,419	*
Gary L. Crittenden	122,177		608,250	*
Peter R. Dolan	13,168		3,000	*
Edward P. Gilligan	190,237		824,518	*
Vernon E. Jordan, Jr.	41,490		15,000	*
Alfred F. Kelly, Jr.	251,619		922,313	*
Jan Leschly	84,238		18,000	*
Richard A. McGinn	14,746		1,000	*
Edward D. Miller	10,500		—	*
Frank P. Popoff	50,177		1,000	*
Robert D. Walter	90,300		—	*
All current Directors and executive officers (23 individuals)(6)	4,800,268		12,714,594	1.40%

*	Less than 1%.

(1)	Based on information contained in a report on Form 13F that Berkshire Hathaway Inc. (Berkshire) filed with the Securities and Exchange Commission, which contained information as of December 31, 2004. Of the shares listed in the table, National Indemnity Company beneficially owns 120,255,879 shares. National Indemnity is a subsidiary of Berkshire. Mr. Buffett, Berkshire and certain subsidiaries of Berkshire share voting and investment power over these shares. Mr. Buffett, his spouse’s estate, of which he is the executor, and a trust for which Mr. Buffett is trustee own 33.0% of the equity of Berkshire. As a result of this ownership position in Berkshire, Mr. Buffett may be considered the beneficial owner of the shares that Berkshire beneficially owns.

In 1995 we signed an agreement with Berkshire designed to ensure that Berkshire’s investment in our Company will always be passive. The agreement remains in effect so long as Berkshire owns 10% or more of our voting securities. Berkshire made similar commitments to the Board of Governors of the Federal Reserve System. Berkshire and its subsidiaries have also agreed to follow our Board of Directors’ recommendation in voting Company common shares they own so long as Mr. Chenault is our Chief Executive Officer and Berkshire owns 5% or more of our voting securities. With certain exceptions, Berkshire and its subsidiaries may not sell Company common shares to any person who owns more than 5% of our voting securities or who attempts to change the control of the Company.

(2)	Based on information contained in a report on Schedule 13G that Davis Selected Advisers, LP filed with the Securities and Exchange Commission, which contained information as of December 31, 2004.

(3)	This column includes shares held in employee benefit plan accounts on February 28, 2005 as follows:

Name	Number of Shares in Plan Accounts
K.I. Chenault	17,666
J.M. Cracchiolo	4,742
G.L. Crittenden	171
E.P. Gilligan	1,350
A.F. Kelly, Jr.	4,472
All executive officers.	89,751

(4)	Certain executive officers hold restricted shares which we include in this column. The executive may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years ending in 2009. The individuals in the table hold the following number of restricted shares:

Name	Number of Restricted Shares
K.I. Chenault	459,305
J.M. Cracchiolo	175,143
G.L. Crittenden	121,092
E.P. Gilligan	123,725
A.F. Kelly, Jr.	167,346
All executive officers.	1,553,753

(5)	These are shares that the named individuals have the right to acquire within 60 days upon the exercise of stock options that they hold. The amount shown for Mr. Chenault excludes 1.2 million option shares granted in 1999 that become exercisable on or after March 22, 2005, subject to the Company’s shares trading at or above $61.719 for 10 consecutive days.

(6)	On February 28, 2005, our 23 Directors and executive officers beneficially owned 17,514,862 shares, or about 1.4% of our outstanding shares. No Director or executive officer beneficially owned more than 1% of our outstanding shares.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

Item 1—Election of Directors

Our Board of Directors currently has 12 members. Each current Board member is standing for re-election, to hold office until the next Annual Meeting of Shareholders. If, during the year, a Director resigns or retires, the Board of Directors, with input from the Nominating and Governance Committee, may elect another Director as a replacement. The Board may add new members during the year based on a number of factors, such as the size of the Board and the Board’s desire to add fresh perspectives or expertise.

The Board has appointed Gary L. Crittenden, Stephen P. Norman and Louise M. Parent as proxies who will vote your shares on your behalf. Their names appear on the proxy card. These individuals intend to vote for the election of each of the 12 nominees unless you indicate on the proxy card or voting instructions that your vote is withheld from any or all of the nominees. The telephone and Internet voting procedures will include instructions on how to withhold your vote from any or all nominees. We expect that each nominee will be able to serve if elected as a Director. However, if any nominee is not able to serve, the persons named as proxies may vote for another person as nominated by the Nominating and Governance Committee.

The Board of Directors recommends a vote FOR the election of these nominees as Directors.

We describe below the principal occupation in italics and other information about our nominees.

DANIEL F. AKERSON	Director since 1995	Age 56

Managing Director, The Carlyle Group, a private equity firm, March 2003 to present. Chairman and Chief Executive Officer, XO Communications, Inc., September 1999 to January 2003. XO Communications, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in June 2002, and emerged from bankruptcy proceedings in January 2003, at which time a majority interest was acquired by its senior secured lenders. Chairman and Chief Executive Officer, Nextel Communications, Inc., a provider of telecommunications services and equipment, March 1996 to August 1999. Director, United Components, Inc.

CHARLENE BARSHEFSKY	Director since 2001	Age 54

Senior International Partner, Wilmer Cutler Pickering Hale and Dorr LLP, attorneys, Washington D.C., 2001 to present; United States Trade Representative and Member of the President’s Cabinet, 1997 to 2001. Director, The Estée Lauder Companies Inc., Starwood Hotels & Resorts Worldwide, Inc., Idenix Pharmaceuticals, Inc. and Intel Corporation.

WILLIAM G. BOWEN	Director since 1988	Age 71

President, The Andrew W. Mellon Foundation, a not-for-profit corporation engaged in philanthropy, 1988 to present. Former President, Princeton University. Director, Merck, Inc. and JSTOR, The Scholarly Journal Archive. Member, Board of Overseers, TIAA-CREF. Chairman, Ithaka Harbors. Member, Board of Trustees, University Corporation for Advanced Internet Development.

URSULA M. BURNS	Director since 2004	Age 46

Senior Vice President and President, Business Group Operations, Xerox Corporation, a global company engaged in manufacturing, servicing and financing a complete range of document equipment and services, January 2003 to present; President, Document Systems and Solutions Group, October 2001 to December 2002; Senior Vice President, Corporate Strategic Services, May 2000 to October 2001; Vice President and General Manager, Departmental Business Unit, February 1997 to May 2000. Director, Boston Scientific Corporation, National Association of Manufacturers, the University of Rochester and the Rochester Business Alliance.

KENNETH I. CHENAULT	Director since 1997	Age 53

Chairman and Chief Executive Officer, American Express Company, April 2001 to present; Chief Executive Officer, January 2001 to April 2001; President and Chief Operating Officer, February 1997 to January 2001. Director, International Business Machines Corporation and the National Academy Foundation. Trustee, Mount Sinai NYU Medical Center and Health System.

PETER R. DOLAN	Director since 2001	Age 49

Chairman and Chief Executive Officer, Bristol-Myers Squibb Company, a pharmaceutical and health care products company, September 2001 to present; President and Chief Executive Officer, May 2001 to September 2001; President, January 2000 to May 2001; Senior Vice President for Strategy and Organizational Group Effectiveness, 1998 to January 2000. Trustee, Tufts University, Overseer, Amos Tuck School of Business at Dartmouth. Member, The Business Council.

VERNON E. JORDAN, JR.	Director since 1977	Age 69

Senior Managing Director, Lazard Freres & Co. LLC, an investment banking firm, January 2000 to present. Of counsel, Akin Gump Strauss Hauer & Feld LLP, attorneys, Washington, D.C. and Dallas, Texas, January 2000 to present. Director, Asbury Automotive, Inc., Dow Jones & Company, Inc., J.C. Penney Company Inc., Sara Lee Corporation and Xerox Corporation. Trustee, Howard University.

JAN LESCHLY	Director since 1997	Age 64

Chairman and Chief Executive Officer, Care Capital LLC, a private equity firm, May 2000 to present. Chief Executive and Director, SmithKline Beecham, a company that develops and markets pharmaceuticals and over-the-counter medicines, 1994 to May 2000. Director, Viacom, Inc., The Maersk Group and Dynavax Technologies Corporation. Member, Advisory Board of Daimler Chrysler and the Emory University Business School Dean’s Advisory Council.

RICHARD A. MCGINN	Director since 1998	Age 58

Partner, RRE Ventures, an investment advisory and venture capital firm, August 2001 to present. Former Chairman and Chief Executive Officer, Lucent Technologies, Inc., a company that develops and manufactures communications systems and software, November 2000 to July 2001; President, Chairman and Chief Executive Officer, 1996 to October 2000. Director, Via Systems, Inc.

EDWARD D. MILLER	Director since 2003	Age 64

Former President and Chief Executive Officer, AXA Financial, Inc., a U.S.-based financial services organization providing asset management, financial advisory and insurance services, from August 1997 to May 2001. Director KeySpan Corporation, TOPPS Company, Inc. and Korn/Ferry International. Member of the Board of Governors of the United Way of Tri-State, Chairman of the Board of Directors of Phoenix House and Trustee of the Inner-City Scholarship Fund, New York City Police Foundation. Director, Institute for Medical Research.

FRANK P. POPOFF	Director since 1990	Age 69

Chairman, Chemical Financial Corporation, a bank holding company, April 2004 to present. Former Chairman and Chief Executive Officer, The Dow Chemical Company, December 2000 to April 2004, Chairman of the Board, 1995 to November 2000. Director, Qwest Communications International Inc., United Technologies Corp. and Shin-Etsu Chemical Co. Ltd. Director Emeritus, Indiana University Foundation. Member, American Chemical Society and The Business Council.

ROBERT D. WALTER	Director since 2002	Age 59

Chairman and Chief Executive Officer, Cardinal Health, Inc., a company that provides products and services supporting the health care industry, 1979 to present. Director, Viacom, Inc. Trustee, Battelle Memorial Institute and Ohio University. Member, The Business Council.

Item 2—Selection of Independent Registered Public Accountants

On November 22, 2004, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year beginning January 1, 2005 and dismissed Ernst & Young LLP for such period.

Each year the Audit Committee reviews the accountants’ qualifications, performance and independence in accordance with regulatory requirements and guidelines. At least every ten years, the Audit Committee charter requires a detailed review of the Company’s accounting firm, which would include a comparison of resources available in other firms. The Committee conducted such a review in 2004, resulting in the appointment of PricewaterhouseCoopers.

We are asking shareholders to ratify the Committee’s selection. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other accounting firms for the subsequent year.

Ernst & Young’s reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the consolidated financial statements of the Company for the years ended December 31, 2004 and 2003 and through the date hereof, there were no disagreements between us and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make a reference to the subject matter of the disagreements in connection with its reports. During the years ended December 31, 2004 and 2003, and during the subsequent interim period through the date hereof, there have been no reportable events, as defined in Item 304(a)(l)(v) of Regulation S-K. During the Company’s two most recent fiscal years and through the date hereof, we did not consult with PricewaterhouseCoopers in respect of our consolidated financial statements for the years ended December 31, 2004 and December 31, 2003 regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

One or more representatives of Ernst & Young and PricewaterhouseCoopers will be present at the Meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed or to be billed by Ernst & Young for each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements and other attest services were $25.4 million for 2004 and $23.0 million for 2003.

Audit-Related Fees

The aggregate fees billed or to be billed by Ernst & Young in each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements were $800,000 for 2004 and $1.2 million for 2003. The nature of the services performed for these fees included, among other things, employee benefit plan audits, internal control reviews, permitted Sarbanes-Oxley Act Section 404 internal control project assistance, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit.

Tax Fees

The aggregate fees billed by Ernst & Young in each of the last two fiscal years for professional services rendered for tax compliance and expatriate tax services were $350,000 for 2004 and $1.8 million for 2003.

All Other Fees

The aggregate fees billed by Ernst & Young in each of the last two fiscal years for products and services other than those reported in the three prior categories were $35,000 for 2004 and $500,000 for 2003. The other services performed in 2004 included access to online technical accounting guidance, and in 2003 included access to online technical accounting guidance as well as certain advisory services relating to expatriate support and regulatory compliance.

Services to Associated Organizations

Ernst & Young also provided other services to associated organizations of the Company that were charged directly to those organizations. These amounts included $1.9 million for 2004 and $1.6 million for 2003 primarily for performing the audits of common trust funds, exchange traded funds, alternative investment funds and other investment vehicles.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accountants

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of the Company’s independent registered public accountants are subject to the specific pre-approval of the Audit Committee. All audit and permitted non-audit services to be performed by the Company’s independent registered public accountants require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements of the Company’s independent registered public accountants for services of any kind to be directed to the Company’s General Auditor and then submitted for approval to the Audit Committee prior to the beginning of any services.

The Board of Directors recommends a vote FOR the following resolution:

RESOLVED, that the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, independent registered public accountants, to audit the accounts of the Company and its subsidiaries for 2005 is ratified and approved.

Item 3—Shareholder Proposal Relating to Stock Options

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, record owner of 296 common shares, has advised us that she plans to introduce the following resolution:

RESOLVED: “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to ANYONE, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

REASONS: “Stock option awards have gone out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

There are other ways to “reward” executives and other employees, including giving them actual STOCK instead of options.

Recent scandals involving CERTAIN financial institutions have pointed out how analysts CAN manipulate earnings estimates and stock prices.

“If you AGREE, please vote YOUR proxy FOR this resolution.”

The Board of Directors recommends that you vote AGAINST this proposal for these reasons:

The Board believes the foregoing proposal, which calls for a complete ban on any future stock option grants to the Company’s employees, is unduly restrictive and extreme.

Many commentators have criticized the granting of excessive stock options generally, but few have sought to ban them entirely. The proponent’s total prohibition on such grants to any Company employee deprives the Company of needed flexibility in designing effective incentives. When used appropriately, as the Board believes they are at the Company, stock options can provide effective incentives to align employee interests with shareholder interests.

In recent years the Company has taken a series of steps to further align its stock related programs with the interests of shareholders. The Company has:

•	reduced the grant of annual stock options to executive officers and other employees. Overall, the total grant of annual stock options and restricted stock awards to all employees declined from 2.9% of outstanding shares in January 2002 to approximately 1.1% of outstanding common shares in both January 2003 and January 2004. In January 2005 total annual grants represented approximately 0.8% of outstanding common shares;

•	committed that it will not grant options below fair market value or reprice them without shareholder approval;

•	adopted updated share ownership guidelines for senior management with significant ownership targets and share retention and holding requirements;

•	eliminated the restoration stock option feature on all outstanding and new stock options; and

•	adopted stock option expense accounting beginning with the Company’s 2003 grants, two years earlier than required.

Attracting, retaining and providing appropriate incentives to talented employees is in the best interests of shareholders. The proponent’s complete prohibition deprives the Board of any ability to incorporate stock options as part of a balanced and effective incentive compensation program.

Item 4—Shareholder Proposal Relating to Political Contributions

The Service Employees International Union Master Trust, 1313 L Street, N.W., Washington, D.C. 20005, owner of 36,000 common shares, has advised us that it plans to introduce the following resolution:

Shareholder Proposal

Resolved, that the shareholders of American Express Co. (the “Company”) hereby request that the Company prepare and submit to the shareholders of the Company a separate report, updated annually, containing the following information:

a.	Policies for political contributions made with corporate funds, political action committees sponsored by the Company, and employee political contributions solicited by senior executives of the Company. This shall include, but not be limited to, policies on contributions and donations to federal, state and local political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527;

b.	Disclosure of the amount of the Company’s resources, including property and personnel, contributed or donated to any of the persons and organizations described above;

c.	A business rationale for each of the Company’s political contributions or donations; and

d.	Identification of the person or persons in the Company who participated in making the decisions to contribute or donate.

Statement of Support

As shareholders, we support policies that apply transparency and accountability to corporate political giving.

There is currently no single source of information providing comprehensive disclosure to the Company’s shareholders on political contributions made with corporate funds. Without full transparency, we believe Company executives may be able to inappropriately direct corporate resources for political purposes and make decisions unilaterally without a stated business rationale for such donations.

According to the Center for Responsive Politics, a leading campaign finance watchdog organization, our Company contributed $325,000 to major party committees and political dinners in the 2002 election cycle. However, shareholders do not know whether that is the full extent of the utilization of our Company’s resources for political purposes. While Federal campaign finance data is readily available, state disclosure laws and resources vary widely. In fact, a study done by the Campaign Disclosure Project found that “17 states do not have satisfactory campaign finance disclosure programs”. We believe the Campaign Disclosure Project’s research underscores the need for our Company to make a complete disclosure of its political spending to shareholders.

The result is that shareholders are unaware of how and why the Company chooses to make corporate contributions and the political ends being furthered by the gift of corporate funds. Company officials may, in fact, be funding groups and candidates whose agendas are not in the best interest of the Company and its shareholders.

In our view absent a system of accountability, corporate executives will be free to use the Company’s assets in ways that could pose reputational and legal risks for the company.

For these reasons, we urge a vote FOR this resolution.

The Board of Directors recommends that you vote AGAINST this proposal for these reasons:

The Company furnishes reports of all political contributions made to both federal and state candidates to shareholders who request them, and a notice to that effect appears in the Company’s 2004 Annual Report to Shareholders. The Company’s political contributions are also generally reported and available at the appropriate government agencies, including the Federal Election Commission whose Web site is www.fec.gov.

The Board believes that all political contributions made by the Company help support the Company’s businesses and are in the best interest of the Company and its shareholders. Decisions regarding individual political action committee contributions to candidates are made by Company management responsible for government affairs, under the oversight of the board of directors of the Company’s political action committee. Corporate political contributions are determined by Company management responsible for the Company’s government affairs.

The Board believes that the present method whereby interested shareholders can obtain the information they seek from existing sources is preferable to, and less expensive than, preparing and mailing a separate report on political contributions to shareholders whether they wish to receive it or not.

EXECUTIVE COMPENSATION

Report of the Compensation and Benefits Committee

The Compensation and Benefits Committee has overall responsibility under its charter for the salary and incentive compensation of the executive officers and key employees of the Company and its subsidiaries. The Committee also has responsibility for the Company’s employee pension and welfare benefit plans. No member of the Committee is an employee of the Company or participates in any of its employee compensation programs. The Committee engages independent compensation consultants and considers their data and input.

Objectives

The Company has designed its executive compensation programs to:

•	attract, motivate and retain the most talented executives;

•	link the financial interests of the Company’s executives and its shareholders; and

•	provide rewards for behavior consistent with the Company’s values.

To meet these objectives, the Committee considers objective and subjective factors in making pay decisions for the 12 executive officers of the Company and in establishing compensation and benefit programs. These factors range from competitive pay practices to its judgment of business and individual performance and talent.

Executive Officer Compensation Programs and Policies

Compensation Guidelines. The Committee set 2004 compensation guidelines for base salary, annual incentive and long-term incentive awards for each executive officer position. The Committee used three factors to set these guidelines: (1) competitive pay practices, (2) job scope and responsibility, and (3) the Company’s need to attract, retain and reward executive talent. The importance of each factor varied by individual. The Committee reviewed competitive pay practices at approximately 50 companies that compete with the Company in business or for executive talent. Nearly all of these companies are in the Standard & Poor’s (S&P) 500 Index and nearly half are in the S&P Financial Index.

Base Salary. The Committee reviews possible merit increases in base salary every 18 months or longer. The Committee may also increase the base salary of executives who are promoted or change jobs within the executive group or in special market or other circumstances. In 2004, no executive officers received salary increases.

Annual Incentive Awards. The Company’s annual incentive awards compensate the executive officers for annual performance. For 2004, the Company paid annual incentive awards to each of the executive officers, including the Chief Executive Officer and the four other most highly compensated executive officers. We refer to these five executives as the named executives. The Committee considered each individual’s goal achievement and leadership performance, as well as organizational performance, in making discretionary awards, giving equal weight to the goal and leadership categories. In addition, the Committee considered 2004 compensation guidelines, current competitive market data and the executive talent potential of certain individuals.

The Committee evaluated each individual’s progress toward goals that are important for sustaining the Company’s success in the following three areas:

•	Shareholders (50% weight). Includes shareholder return, earnings growth, revenue growth, return on equity and reengineering.

•	Customers (25% weight). Includes customer survey results, expansion and retention of customer base and development of products and services.

•	Employees (25% weight). Includes employee survey results, success in achieving long-term, world-class targets and retention of talented employees.

The Committee evaluated leadership based on a variety of applicable factors, including: developing winning strategies, driving results, focusing on the customer and client, driving innovation and change, building and leveraging relationships, communicating effectively, building diverse talent and demonstrating personal excellence.

The Committee used similar criteria to evaluate the goal and leadership performance of Mr. Chenault. The specific factors the Committee used to evaluate Mr. Chenault’s goal performance are described on pages 19 and

20. The Committee did not assign weights to the goal categories in evaluating Mr. Chenault’s performance. In addition, the Committee evaluated his leadership based on its judgment of his overall leadership of the senior management team and of the Company.

To recognize 2004 performance, the Committee decided to make cash payments to all of the executive officers and issue restricted stock awards to two of the named executives. The vesting of the restricted stock awards is subject to continuous employment through the first, second, third and fourth anniversaries of the January 2005 grant date, and the attainment of certain financial goals. These awards help position total compensation at competitive market levels based on the Company’s outstanding performance (see page 21 for a description of the 2004 compensation review).

Long-Term Incentive Awards. The Company’s long-term incentive award program rewards the executive officers for Company, business unit and individual performance over more than one year. In 2004, annual long-term awards included stock option and Portfolio Grant (PG) awards.

Stock Options. Ten-year stock options reward the executive officers if the Company’s share price increases over the market price at grant for all shareholders. Executives may exercise up to 25% of the 2004 grant after one year, 50% after two years, 75% after three years, and 100% after four years.

PG Awards. PG awards are given to the executive officers to link their interests to financial and total shareholder return performance over three years. The Committee granted PG-XV awards to the executive officers in 2004. These awards contain a formula based on the Company’s 2004-2006 average annual earnings per share, revenue and return on equity results, and the Company’s total shareholder return compared to the return of the S&P Financial Index for the same time period. The Committee may adjust the maximum values produced by these performance measures downward based on its judgment of Company, business unit and individual performance. To receive payment, PG-XV award holders generally must be employed by the Company through the vesting and payment date in January or February 2007.

For 2004 the Committee approved long-term incentive awards in amounts that were consistent with compensation guidelines, after reviewing the same factors as those identified above for annual incentive awards, as well as the incentive and retention value of existing stock option, PG and restricted stock awards held by each executive officer.

Additional Awards. The Committee may in its judgment award compensation for special contributions or job promotions, to attract new hires to the Company, to retain executives or in special circumstances. In January 2005, the Committee granted a restricted stock award to an executive officer (not a named executive) for special contributions during 2004. The award vests 100% after one year, subject to continuous employment and attainment of certain financial goals.

Deferral and Other Programs. Under the annual Pay-for-Performance Deferral Program, executives may defer receipt of part of their current compensation to a later date as part of their personal retirement or financial planning. Each year the deferred compensation value is credited or debited by an amount based on a schedule linked to the Company’s annual return on equity, with credited earnings subject to vesting requirements. Generally, the earnings vest five years after the compensation is deferred, or upon retirement eligibility (i.e., at least age 55 with 10 years of service). In 2004, the Committee reviewed the historical deferral program design with input from outside compensation consultants, and it approved changes effective beginning with employee deferral elections under the 2005 program. Outstanding deferred amounts were not affected by the changes. The prospective changes included reductions in the crediting schedule and other provisions to meet new U.S. federal tax law and regulations applicable to deferred compensation. The Company also provides the executive officers with pension, profit sharing, incentive savings, life insurance, perquisites and other benefits consistent with market practices. The reportable value of these programs is shown on pages 22-24.

Share Ownership. The Company’s share ownership policy requires approximately 160 senior executives, including the executive officers, to have an ongoing ownership stake in the Company and thereby link to shareholder interests.

Effective January 1, 2004, the policy has these key features:

•	Participants are expected to own Company shares with a target value of a multiple of their base salary, ranging from one times base salary for certain participants to 10 times for Mr. Chenault. Only the value of shares held in identified brokerage accounts, in registered form or in accounts under Company benefit programs will be counted under the policy.

•	If a participant has not yet reached the target ownership requirement, he or she must retain 75% of the net after-tax shares acquired from any stock option exercise or restricted stock award vesting.

•	In addition, after achieving their stock ownership targets, the executive officers and selected other senior executives must retain for at least one year shares with a value of 50% of the net after-tax gain from any stock option exercise or restricted stock award vesting.

Detrimental Conduct. To help protect the Company’s competitive position, approximately 650 executives, including the executive officers, have signed agreements that include a provision that requires them to forfeit the proceeds from some or all of their long-term incentive awards received up to two years prior to employment termination, if they engage in conduct that is detrimental to the Company. Detrimental conduct includes working for certain competitors, soliciting customers or employees after employment ends and disclosure of confidential information.

Million Dollar Cap. Current U.S. tax law has a $1,000,000 annual tax deduction limit on compensation the Company pays to the Chief Executive Officer and the four other most highly compensated executive officers. The limit does not apply to “performance-based” compensation (as defined under the Code and related regulations). In general, compensation is performance-based only if payment is contingent upon attainment of pre-established objective performance goals that are set by the Committee. The Committee may use its discretion to set actual compensation below the maximum amount calculated by application of the Company performance criteria.

The Committee’s general policy is to structure compensation programs that allow the Company to fully deduct the compensation under the Million Dollar Cap requirements. The Committee also believes that the Company needs flexibility to meet its incentive and retention objectives, even if the Company may not deduct all of the compensation. The Company expects that Million Dollar Cap limits on deductibility will not apply to 2004 annual incentive, stock option and PG-XV awards and the payout of PG-XIII awards in cash or restricted stock in 2005 insofar as they are performance-based. However, the application of Million Dollar Cap requirements may limit the deductibility of compensation resulting from the vesting in 2004 of certain restricted stock awards granted five or seven years earlier and an additional cash payment made to a named executive for 2004 performance.

Chief Executive Officer Compensation

The Committee made decisions about Mr. Chenault’s 2004 compensation after a review with the full Board. The Committee considered the Company’s overall performance, as well as initiatives taken to strengthen the Company’s competitive position. The compensation decisions were in accordance with the Company’s objectives and included the following:

Salary. Mr. Chenault’s annual base salary in 2004 was $1,000,000. This is the same salary that he received in 2003. In 2002, the Committee approved a one-year 5% reduction in salary payments otherwise payable during 2002, in support of cost reduction objectives.

Annual Incentive. To recognize 2004 performance, the Committee approved a cash annual incentive award for Mr. Chenault of $6,000,000, and a restricted stock award of 17,213 shares vesting in equal installments on the first, second, third and fourth anniversaries of the grant date, subject to his continuous employment and the attainment of certain financial goals. Outside compensation consultants conducted a market review of Mr. Chenault’s annual incentive and total compensation guidelines. The Committee determined Mr. Chenault’s annual incentive awards based on the market review as well as his goal and leadership performance, the Company’s results, and the economic and competitive environment in 2004. Performance highlights for 2004 are described below.

2004 Financial Performance

American Express delivered record results during 2004, exceeding its long-term financial targets of 12 to 15% growth in earnings per share (EPS), 18 to 20% return on equity (ROE) and revenue growth of 8%, on average and over time. The Company reported record net income of $3.4 billion, up 15% from a year ago. Diluted EPS was $2.68, up 17%. ROE was 22%, and revenues rose 13% to $29 billion.

American Express total shareholder return (TSR) for 2004 was 18%, compared with 5% for the Dow Jones Industrial Average, and 11% for both the S&P 500 Index and the S&P Financial Index. Moreover, American Express ended the year with the highest price-to-earnings multiple of any of the top 25 global financial services companies.

Financial performance was fueled by exceptional growth across the Company’s card business, strong progress in financial services and improvements in the travel business.

At Travel Related Services (TRS), earnings were a record $2.9 billion for the year, up 17%. Revenues reached a record $21.6 billion, up 12%, reflecting higher average cardmember spending, the continued benefits of rewards programs and the addition of nearly five million new cards-in-force — one of the largest annual increases. Worldwide billed business on American Express® Cards rose 18%, driven by higher volumes in the retail and everyday spending categories and by the continued improvement in the travel and entertainment sector. Cardmember spending was strong in both the United States and international markets, and across all major sectors — consumer, small business and corporate. Overall credit quality remained very strong, with write-off rates in both charge and lending portfolios at or near historic lows.

At American Express Financial Advisors (AEFA), income before accounting changes was $806 million, up 18%. After accounting changes, net income was $735 million, up 10%. Total revenues increased 15% on higher sales and asset levels due to improved market conditions and the benefits of business building efforts. Assets owned, managed and administered rose 13% from a year ago. Total cash sales from all products (both proprietary and non-proprietary) increased 17%, driven primarily by strong increases in non-proprietary mutual fund, life and property/casualty insurance, and institutional sales, reflecting Threadneedle activities and higher advisor-based sales.

American Express Bank (AEB) net income was $96 million versus $102 million a year ago. This reflects pre-tax restructuring charges of $44 million ($29 million after tax). AEB continued to deliver solid results in its core businesses, with good growth in Private Banking and its Financial Institutions Group.

American Express continued to strike an appropriate balance between achieving its net income growth targets and investing in its future. In 2004, spending on marketing and promotion, rewards and cardmember services rose 30% from a year ago. This significant rise was in addition to a similarly robust increase made during 2003 compared with 2002. This level of investment was helped significantly by the Company’s continued focus on reengineering and cost reduction. In 2004, the Company delivered more than $1 billion of reengineering benefits, for the fourth year in a row.

The Company’s commitment to delivering premium value in all its products and services significantly increased retention and loyalty among its best customers and attracted many new customers during 2004. And, its landmark card-issuing partnerships with MBNA and Citibank began a fundamental reshaping of the U.S. card industry.

Internally, American Express continued to concentrate on developing the capabilities of its leaders, as well as ensuring that appropriate depth of talent exists within the Company. It has also been successful in retaining employees identified as high performers and those who have a high impact on customer service. Mr. Chenault and other senior leaders also ensured that employees focus on key elements of the Company’s corporate culture that will drive its success in the future, including a continuing commitment to the Company’s values and positioning it as an employer of choice. Results of the annual employee survey indicated that employees are highly engaged and rate their satisfaction with the Company highly, relative to external benchmarks.

Long-Term Incentive Awards. In January 2004, the Committee approved 486,000 nonqualified stock option shares and a PG-XV award with a grant value of $1,075,000 for Mr. Chenault. The PG award was at his compensation guideline, and will be valued based on 2004-2006 performance. The stock option shares were at his compensation guideline and, consistent with other executives, reflected a 10% reduction in shares compared with the annual tranche award two years earlier. In January 2005, the Committee certified achievement of the financial and shareholder return performance goals, and approved the payout of the PG-XIII award granted to Mr. Chenault in 2002 (which had a 2002-2004 performance period) in the form of $500,000 in cash and a restricted stock award of 40,355 shares, vesting one year after grant, subject to continuous employment.

* * * *

In 2004, the Committee eliminated the restoration stock option feature for outstanding stock option awards as of December 31, 2004 for all employees. The Company expects that this action will reduce potential stock option expense and share usage in the future. The restoration feature was eliminated in 2003 for new stock option awards granted after December 31, 2003.

The Committee approved annual stock awards in January 2004 at approximately 1.1% of outstanding common shares, the same percentage as in January 2003. This maintains the Committee’s decision for 2003 to reduce annual stock option share awards by 10% from 2002 levels (except for three executive officers whose job responsibilities changed).

Compensation Review

In 2004, the Committee reviewed the Company’s total compensation program with the input of outside compensation consultants in light of evolving market practices in the financial services and other industries, external regulatory and other developments, intense competition for critical executive talent, and the Company’s compensation philosophy. The Committee approved changes in the program to achieve competitive market positioning based on performance. For the executive officers, these changes included an increased emphasis on cash compensation (e.g., salary and annual incentive award) and a reduction in annual stock option awards. Actual compensation will continue to be based on performance, talent and other assessments. The changes are effective with the January 2005 annual long-term incentive awards and 2005 cash compensation awards, with selected transition adjustments in 2004 annual incentive awards. In January 2005, the Committee approved annual stock awards that reduced share usage to approximately 0.8% of outstanding common shares, compared with 1.1% in January 2004. The Committee believes these and other changes will further strengthen the performance incentive, share usage and competitive talent retention objectives of the total compensation program.

COMPENSATION AND BENEFITS COMMITTEE

Jan Leschly, Chairman

Peter R. Dolan

Richard A. McGinn

Edward D. Miller

Frank P. Popoff

The following table contains information about compensation we paid or accrued to the named executives in respect of 2004, 2003 and 2002:

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position at December 31, 2004					Awards		Payouts	All Other Compensation ($)(6)
	Year	Salary($)	Bonus($)(1)	Other Annual Compen- sation($)(2)	Restricted Stock Awards ($)(3)	Options/ SARs (# Shares) (4)	Long-Term Incentive Payouts ($)(5)
K.I. Chenault	2004	$1,000,000	$6,000,000	$450,383	$3,028,077	799,233	$500,000	$820,797
Chairman and Chief	2003	1,000,000	3,500,000	403,573	887,345	837,215	2,484,000	562,531
Executive Officer	2002	950,000	2,800,000	347,698	4,545,120	862,074	1,432,500	418,803

J.M. Cracchiolo	2004	475,000	3,050,000	118,611	1,005,975	358,119	1,239,750	175,476
Group President	2003	475,000	1,010,000	106,220	253,527	316,918	1,311,000	114,706
Global Financial Services	2002	451,250	860,000	94,146	2,178,984	262,897	1,104,375	67,722

A.F. Kelly, Jr.	2004	475,000	1,795,000	92,416	0	306,444	1,239,750	81,253
Group President	2003	475,000	1,090,000	92,866	278,849	226,406	1,311,000	58,607
U.S. Consumer and Small Business Services	2002	451,250	910,000	90,131	2,178,984	207,396	1,168,500	38,465

G.L. Crittenden	2004	500,000	1,445,000	93,517	0	171,000	1,239,750	256,563
Executive Vice	2003	498,077	910,000	92,942	228,154	171,000	1,311,000	160,965
President and Chief Financial Officer	2002	475,000	750,000	88,380	979,206	180,000	907,250	227,849

E.P. Gilligan	2004	460,000	1,445,000	1,134,486	0	234,705	1,044,000	110,353
Group President	2003	441,154	895,000	98,883	223,059	210,137	1,104,000	80,928
Global Corporate Services and International Payments	2002	403,750	750,000	87,012	1,146,306	201,381	984,000	69,312

(1)	The amounts in this column reflect cash payments made for annual performance. The restricted stock award column includes shares granted for 2003 and 2004 annual performance.

(2)	These numbers include the cost to the Company of providing perquisites and other personal benefits and tax gross-ups. SEC rules require us to break-out each perquisite or personal benefit that exceeds 25% of the total we report for each named executive.

The Company’s security policy adopted by the Audit Committee of the Board requires the Chairman and Chief Executive Officer of the Company to use Company aircraft for personal as well as business travel and to use Company-owned automobiles designated solely for the Chairman and CEO’s use as his principal means of ground transportation. We have included costs relating to required personal use of Company aircraft and costs relating to required use of Company-owned automobiles in this column. The amount shown for Mr. Chenault includes (i) $195,125, $183,191 and $144,113 in 2004, 2003 and 2002, respectively, for costs incurred by the Company in connection with Mr. Chenault’s personal use of Company-owned aircraft and (ii) a local travel benefit of $118,582, $98,618 and $84,661 in 2004, 2003 and 2002, respectively.

The amounts shown for Messrs. Cracchiolo, Kelly and Crittenden include a local travel benefit of $30,000 for each executive and a flexible perquisite allowance of $35,000 for each executive in each of 2004, 2003 and 2002.

For 2004, the amount shown for Mr. Gilligan includes expatriate benefits and allowances of $1,058,415 for housing and utilities, school tuition costs, goods and services differential, automobile, home leave, home office and certain other costs, as well as tax equalization. Mr. Gilligan, who is on expatriate assignment in

London, receives the majority of such benefits and allowances under the Company’s international assignment policy, which is applicable to all employees serving on international assignment under the policy and is designed to minimize any financial detriment or gain to the employee from the international assignment. The amount shown includes the effect of the Company’s deduction of certain amounts related to home country taxes from Mr. Gilligan’s compensation during 2004, pursuant to the tax equalization program applicable to all Company employees on such assignments. For 2003 and 2002, the amount shown for Mr. Gilligan includes a local travel benefit of $30,000 and a flexible perquisite allowance of $35,000.

(3)	This column includes the grant date value of restricted stock grants we made as performance or retention awards in 2002 and in recognition of 2003 or 2004 annual performance. With respect to the award shown for Mr. Chenault for 2004 (granted in January 2005): 17,213 shares (which were issued in recognition of 2004 performance) vest in equal installments after one, two, three and four years from grant date, subject to the attainment of certain financial goals; 40,355 shares (which were issued as partial payment of his PG-XIII award granted in 2002 (see Note 5 below)) vest in full one year from grant date. The award shown for Mr. Cracchiolo for 2004 (19,125 shares) vests in equal installments after one, two, three and four years from grant date, subject to the attainment of certain financial goals.

The awards shown for 2003 (granted in January 2004) vest in equal installments after one, two and three years from the grant date. With respect to those awards, approximately half of Mr. Chenault’s shares were issued in payment of a previously established performance-based award and the remaining shares are subject to the attainment of certain financial goals. The restricted stock awards for the other named executives were issued in payment of previously established performance-based awards.

The awards shown for 2002 (granted in January 2003) vest in equal installments after three and four years from grant date, subject to the attainment of certain financial goals.

We value restricted stock awards in the table based on the closing price of the Company’s common shares on the New York Stock Exchange on the grant date. We pay dividends on the restricted shares in the same way we pay dividends on our common shares.

On December 31, 2004, the named executives held the restricted shares set forth below. We valued them based on the closing price of $56.37 on December 31, 2004.

Name	Number of Restricted Shares	Value on December 31, 2004
K.I. Chenault	388,416	$21,895,010
J.M. Cracchiolo	167,676	9,451,896
A.F. Kelly, Jr.	168,173	9,479,912
G.L. Crittenden	113,978	6,424,940
E.P. Gilligan	126,578	7,135,202

(4)	These include annual, special and restoration stock option awards. For Mr. Gilligan, we include a 2003 stock option award granted for additional responsibilities which he assumed. We describe all stock option grants made in 2004 in the table captioned “Option Grants in 2004” on page 24. SARs (mentioned in the column heading) refer to Stock Appreciation Rights. SARs give an individual the right to receive a dollar amount or value equal to the stock price appreciation in a stock option. Effective July 1997, the Company discontinued the practice of granting SARs. Effective December 31, 2004, the Company discontinued the granting of restoration stock options.

(5)	For 2004, these include the value of the PG-XIII awards granted in 2002, which vested and were paid in cash in February 2005, except for Mr. Chenault, whose PG-XIII award consisted of the cash amount shown and 40,355 shares of restricted stock (the issuance of which is included in the restricted stock award column described in Note 3 above). Each PG award has two parts. The first part is the Financial Incentive Component, which accounts for 60% of the target value of the award. We valued this part based on earnings per share growth, revenue growth and average return on equity for the Company over the 2002-2004 period. The second part is the Stock Incentive Component, which accounts for 40% of the target value of the award. We valued this part based on our total shareholder return compared to that of the S&P Financial Index over the 2002-2004 period.

(6)	For 2004, the dollar value of the amounts in this column include the following:

Name	Employer Contributions Under Savings and Related Plans	Above- Market Earnings on Deferred Compensation	Value of Split-Dollar Life Insurance
K.I. Chenault	$82,499	$714,463	$2,113
J.M. Cracchiolo	39,187	134,964	1,325
A.F. Kelly, Jr.	39,187	40,766	1,300
G.L. Crittenden	41,250	213,483	1,830
E.P. Gilligan	37,950	71,165	1,238

In addition, this column includes a payment for Mr. Chenault of $21,722 from a personal investment in a limited partnership managed by a former subsidiary.

Earnings on compensation deferred by a participant are determined according to a variable crediting schedule linked to the Company’s annual return on equity, and are subject to vesting requirements. Generally, the earnings vest five years after the compensation is deferred, or upon retirement eligibility (i.e., at least age 55 with 10 years of service). The above-market earnings shown in the table are calculated for each participant based on the difference between actual 2004 earnings under the program and hypothetical earnings under applicable IRS rates.

The following table contains information about stock option grants we made to the named executives in 2004:

Option Grants in 2004

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)		% of Total Options Granted to Employees in 2004	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value($)(3)
K.I. Chenault	486,000	(1)	3.26%	$50.240	1/25/14	$6,449,220
	313,233	(2)	2.10	54.023	2/21/09	3,141,727
J.M. Cracchiolo	180,000	(1)	1.21	50.240	1/25/14	2,388,600
	117,594	(2)	0.79	52.720	2/21/09	977,206
	22,721	(2)	0.15	51.210	7/26/08	195,855
	5,571	(2)	0.04	52.965	7/26/08	54,819
	11,174	(2)	0.07	52.720	7/26/08	92,856
	810	(2)	0.01	51.210	7/26/08	6,982
	20,249	(2)	0.14	52.965	2/22/08	199,250
A.F. Kelly, Jr.	180,000	(1)	1.21	50.240	1/25/14	2,388,600
	71,195	(2)	0.48	54.500	2/21/09	614,413
	9,819	(2)	0.07	54.500	10/25/08	84,738
	1,826	(2)	0.01	49.580	10/25/08	14,882
	20,626	(2)	0.14	49.580	10/25/08	168,102
	20,955	(2)	0.14	49.580	2/22/08	170,783
	2,023	(2)	0.01	54.500	2/22/08	17,458
G.L. Crittenden	171,000	(1)	1.15	50.240	1/25/14	2,269,170
E.P. Gilligan	171,000	(1)	1.15	50.240	1/25/14	2,269,170
	63,705	(2)	0.43	54.805	9/27/08	558,693

(1)

We granted these nonqualified stock options on January 26, 2004 as part of our annual award program. Each option has an exercise price per share equal to the fair market value per common share on the grant date. The Company defines fair market value as the average of the high and low trading prices of a Company share as reported on the New York Stock Exchange Composite Tape on the date of grant. The executive officers may transfer their options to certain family members and entities for their beneficial interest, subject to requirements or changes as determined by the Company, including termination of this transfer feature. Holders may exercise up to 25% of their options after one year, 50% after two years, 75% after three years and 100% after four years, subject to continuous employment. All outstanding stock options may also become exercisable upon death, disability termination, retirement or a change in control of the Company as we describe on pages 29-31. Effective January 1, 2004, new stock option awards do not have a restoration stock option feature as described below.

(2)	These are restoration options that we granted when participants exercised stock options that were outstanding for at least five years. The number of restoration option shares we granted equals the number of shares that the holder delivered to us as payment of the exercise price of the original option plus the number of shares withheld to pay tax withholding. The exercise price of the restoration option is the fair market value of a Company common share on the date of its grant. The holder of a restoration option may exercise it after six months from the grant date (but no later than the original stock option’s expiration date). For Mr. Chenault the date his restoration option first became exercisable is August 25, 2004. For Mr. Cracchiolo, the dates are August 24, 2004, December 28, 2004 and April 5, 2005. For Mr. Kelly, the dates are October 15, 2004 and May 4, 2005. For Mr. Gilligan, the date is May 8, 2005. The restoration stock option feature was eliminated by the Committee effective December 31, 2004 for all outstanding stock options.

(3)	These numbers show hypothetical values under a variation of the Black-Scholes option pricing model. This model is a complicated mathematical formula that makes assumptions about stock option features. A number of these assumptions do not apply to the options we grant to our executive officers and other employees. In particular, the model assumes that holders can exercise stock options immediately and freely transfer them. For these reasons, we caution that the values we show in the table are theoretical and may not reflect the amounts that option holders will realize. Whether an option holder realizes value and how much this value is will depend on what our share price is relative to the exercise price. The assumptions listed below and Black-Scholes values are consistent with the assumptions that we used to report stock option valuations in our 2004 Annual Report to Shareholders. In addition, we use the same method to expense the fair value of stock options prospectively beginning with 2003 grants.

Assumptions for Valuing January 2004 Grants:

•	The exercise price is the same as our share price on the grant date.

•	A 4.2 year life for each option. Based on recent experience, this is the average amount of time that passes before holders of our options exercise them.

•	Expected dividend yield of 0.8%. This reflects the yield on the grant date.

•	Expected stock price volatility of 30%. This reflects the most recent volatility for the month-end stock prices of the Company’s common shares for the 50 months prior to the grant date.

•	A risk-free rate of return of 2.9%. This reflects the return an investor could expect in a risk-free investment with the same grant and expiration date as our stock options. This is the yield on a zero-coupon bond on the option grant date with a maturity date similar to the expected life of the stock options.

Assumptions for Valuing Restoration Options:

The values shown for the restoration options are based on the same model above except that the assumptions reflect:

•	The life for each restoration option is 2.3 years.

•	A risk-free rate of return ranging from 1.8% to 3.0%.

•	Expected dividend yield ranging from 0.7% to 0.9%.

•	Expected stock price volatility ranging from 24% to 30%.

The following table contains information about stock option exercises by the named executives during 2004 and unexercised options and stock appreciation rights they held at the end of 2004:

Aggregated Option Exercises in 2004 and Year-End 2004 Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at December 31, 2004		Value of Unexercised In-the-Money Options/SARs at December 31, 2004(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
K.I. Chenault	432,789	$8,021,342	2,573,621	2,597,167	$36,132,701	$37,563,022
J.M. Cracchiolo	253,521	4,412,847	769,713	617,102	10,405,744	7,301,079
A.F. Kelly, Jr.	278,596	5,793,841	685,083	571,371	9,754,575	6,986,355
G.L. Crittenden	0	0	402,750	479,250	5,087,879	6,046,768
E.P. Gilligan	90,000	2,461,230	611,268	502,955	9,808,025	6,172,580

(1)	We base this value on the $56.37 closing price of our common shares on the New York Stock Exchange on December 31, 2004.

The following table contains information about Portfolio Grant awards we made in 2004 to the named executives:

Long-Term Incentive Plans — PG Awards in 2004

			Estimated Future Payouts(1)
Name	Award	Performance Period	Threshold($)	Target($)	Maximum($)
K.I. Chenault	PG-XV	2004-2006	$288,100	$1,397,500	$4,891,250
J.M. Cracchiolo	PG-XV	2004-2006	136,680	663,000	2,320,500
A.F. Kelly, Jr.	PG-XV	2004-2006	136,680	663,000	2,320,500
G.L. Crittenden	PG-XV	2004-2006	136,680	663,000	2,320,500
E.P. Gilligan	PG-XV	2004-2006	132,660	643,500	2,252,250

(1)	PG awards link compensation to our financial and total shareholder return performance. Each PG award consists of a Financial Incentive Component and a Stock Incentive Component. The Financial Incentive Component represents 60% of the grant value of the award and earns value based on the average annual earnings per share, revenue and return on equity performance of the Company over the 2004-2006 period. The Financial Incentive Component will earn value if we achieve at least a threshold level of performance on any of these financial measures. The Stock Incentive Component represents 40% of the grant value of the award and earns value based on how our total shareholder return compares to that of the S&P Financial Index over the 2004-2006 period. Total shareholder return means share price appreciation plus dividends.

We structured the PG awards in the table to qualify as performance-based compensation under the Million Dollar Cap requirements. Under the qualifying awards, the Committee may in its discretion determine actual payouts by adjusting downward the formula values shown based on various factors, including Company, business unit and individual performance over the performance period.

Performance Graph

The following graph compares the cumulative total shareholder return on our common shares for the last five fiscal years with the total return on the S&P 500 Index and the S&P Financial Index over the same period. The graph shows the growth of a $100 investment in our common shares, the S&P 500 Index and the S&P Financial Index on December 31, 1999 and the reinvestment of all dividends.

Comparison of Five-Year Total Return

of American Express Company Common Shares,

S&P 500 Index and S&P Financial Index

Cumulative Value of $100 Invested on December 31, 1999

* Source: Bloomberg (returns compounded monthly)

Share Plans

The following table provides summary information with respect to the Company’s equity compensation plans under which the Company’s common shares may be issued to employees or non-employees (such as Directors, consultants or advisers). Information relating to employee stock purchase plans and employee savings plans (such as 401(k) plans) is not included. Information is provided in the aggregate for the Company’s equity compensation plans which have been approved by the Company’s shareholders. There are no plans that have not been approved by shareholders.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders	132,971,335	$40.138	67,784,783

Equity compensation plans not approved by shareholders	0	0	0

Total	132,971,335	$40.138	67,784,783

Pension Benefits

We provide pension benefits under the American Express Retirement Plan and the American Express Supplemental Retirement Plan.

American Express Retirement Plan. We have a U.S. Retirement Plan (the “Plan”) that is commonly referred to as a cash balance plan. Each payroll period, we credit each participating employee with an amount equal to a percentage of the employee’s base salary we pay in that period. We also credit each employee with a percentage of certain annual bonuses and other types of compensation at the time we pay the compensation. The percentage varies with the employee’s age and years of service. The table below shows the percentages we use to determine the amount of the credits:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 35	2.50%
35-44	3.25
45-59	4.25
60-74	5.75
75-89	8.00
90 or more	10.00

On January 1, 2005 the sum of age plus years of service recognized by the Plan for the named executives was as follows: Mr. Chenault: 78, Mr. Cracchiolo: 70, Mr. Kelly: 65, Mr. Crittenden: 57 and Mr. Gilligan: 71.

The Plan credits participants with interest on their cash balances. The Plan sets the interest rate each year based on an average of the interest rates for various five-year U.S. Treasury Notes. The minimum interest rate is 5%. The maximum rate is the lower of 10% or a specific rate set by the U.S. government under the tax laws. For 2004 the interest rate was 5.0%, and for 2005 the rate is 5.0%.

When an employee retires or terminates employment after completing five years of service, the Plan will pay out the cash balance amounts. The Plan will make these payments in the form and at the time the employee elects, including payment in a single lump sum or as an annuity. An annuity obligates the Plan to make payments in monthly installments over time, in amounts based on assumptions we make as to life expectancy and the value of making payments in the future. Employees may choose similar methods of payment for benefits they earned before July 1, 1995.

Supplemental Retirement Plan. By meeting certain legal requirements, the Retirement Plan provides a tax-advantaged way for us to provide retirement benefits. However, U.S. tax law limits the amount of benefits we can provide an employee as well as the amount of compensation that we can take into account under the Retirement Plan. We make up for these lost benefits under our U.S. Supplemental Retirement Plan.

Funded Pension Plan. Some of our employees, including Messrs. Chenault, Cracchiolo and Gilligan, have earned retirement benefits under the U.S. American Express Funded Pension Plan, a plan in effect until May 1985. We purchased an annuity from an insurance company to fund benefits that these employees may receive under this plan when they leave the Company or upon reaching age 65.

Pension Table. We set forth in the table below the amount we estimate we will pay each year to the named executives as a single life annuity at age 65 under the Retirement Plan and the Supplemental Retirement Plan. Under a single life annuity, when the employee dies we cease making payments. We break out separately payments the insurance company will make under the Funded Pension Plan. In deriving our estimated payments for the Retirement Plan and the Supplemental Retirement Plan, we used these assumptions:

•	We credit interest on account balances at the actual rate for all years through 2005 and at 5% for 2006 and later years.

•	We start paying retirement benefits to the executives at normal retirement age (age 65) as a single life annuity based on an interest rate of 4.86% and U.S. government-approved assumptions as to life expectancy.

•	We continue to employ Messrs. Chenault, Cracchiolo, Kelly, Crittenden and Gilligan until age 65 at their current base salaries and pay them annual bonuses equal to their average bonus over the last five years.

Executive Officer	Retirement Plan and Supplemental Retirement Plan Estimated Annual Benefits	Annual Benefits Payable by Insurance Company	Total Annual Benefits
K.I. Chenault	$882,535	$5,747	$888,282
J.M. Cracchiolo	471,816	1,739	473,555
A.F. Kelly, Jr.	414,471	0	414,471
G.L. Crittenden	170,128	0	170,128
E.P. Gilligan	440,591	1,779	442,370

Severance, Change in Control and Other Arrangements

We have in place three types of compensation arrangements that we describe in this section of the proxy statement: a uniform severance policy, change in control policies and arrangements relating to death, disability and retirement.

Uniform Severance Policy. We have a uniform severance policy that applies to senior executives, including the named executives. Severance for executive officers is subject to the approval of the Compensation and Benefits Committee. Generally, if we terminate the employment of a participating executive for any reason other than misconduct, or if we and the executive terminate such employment by mutual agreement, we will pay the executive severance over a period of two years or less. To receive these payments, the executive must sign a severance agreement that prohibits the executive from working for certain competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The executive must also agree to release any claims against us.

The amount of severance that we would pay to each named executive is two times base salary plus two times the amount of the last bonus that was paid as of the date the executive is tendered a severance agreement by the Company. During all or a part of the severance period, the executive’s long-term incentive awards continue to vest and remain outstanding, and we will continue to offer coverage under certain welfare and benefit plans.

Change in Control Policies. We have designed our change in control policies to help keep employees focused on their jobs during the uncertainty that accompanies a change in control, to preserve benefits after a change in control transaction and to help us attract and retain key talent. We originally adopted these policies in 1994 and updated them in 2000. A change in control of the Company generally includes one or more of these events: (1) any person acquires 25% or more of our common shares or of voting securities, (2) a majority of our Directors are replaced, (3) certain mergers, reorganizations, consolidations, or sales of our assets, subject to consummation or (4) shareholder approval of a liquidation or dissolution of the Company.

•	Severance. We will pay the amount of severance that we would pay under the uniform severance policy in a lump sum to senior executives, including the named executives, if the executive’s employment is terminated under certain conditions within two years after a change in control. These conditions include (1) a termination by the Company for any reason generally other than willful misconduct or conviction of a felony or (2) a termination by the executive for good reason. The executive would have good reason to terminate his or her employment if we impose a reduction in base salary or position, material reduction in the total value of annual incentive and long-term incentive award opportunities, and certain relocations of the executive’s workplace or duties materially inconsistent with prior duties. We refer to any of these employment terminations as a “Covered Termination.”

•	Pro Rata Bonus. If a Covered Termination occurs within two years after a change in control, we will pay participating executives, including the named executives, a bonus for part of the year in which termination occurs. We will base the amount of the pro rata bonus on the average of the prior two annual incentive awards.

•	Key Executive Life. A change in control impacts split-dollar policies in existence under our U.S. Key Executive Life Insurance Plan before April 1, 2003. In the event a Covered Termination occurs within two years after a change in control, we will transfer the accrued value of the policy to a participating senior executive, including any of the named executives. Each policy provides life insurance coverage equal to four times annual base salary up to a maximum of $1.5 million. Key Executive Life Insurance coverage for participants whose coverage was initiated after April 1, 2003 is provided under a group term policy that is not affected by a change in control.

•	Supplemental Retirement Plan. We do not fund benefits under our Supplemental Retirement Plan. However, upon a change in control, we will fully fund benefits that participants have earned under the Supplemental Retirement Plan.

If a Covered Termination occurs within one year after a change in control, we will provide participants, including the named executives, with an additional benefit under the Supplemental Retirement Plan. This benefit will equal the additional amount we would provide to the participants under the Retirement Plan if the participants had two additional years of service and age under that plan. If a Covered Termination occurs between one and two years after a change in control, we will use one additional year of service and age to calculate the additional benefits.

If a Covered Termination occurs within one year after a change in control, we will add two years of service to participants’ actual service when we determine whether profit sharing contributions we made to the Supplemental Retirement Plan have vested. If the termination occurs between one and two years after a change in control, we will add one year of service.

•	Deferred Compensation Programs. Upon a change in control, we will credit to participants’ accounts under our U.S. deferred compensation programs (including the Pay for Performance Deferral Program) two years of interest based on the rate in effect for the year before the change in control. We will also pay out all balances in these plans.

•	Stock Options and Restricted Stock. Stock option and restricted stock awards that we issued to employees under our long-term incentive compensation plans will immediately vest upon a change in control. If an employee is terminated for reasons other than misconduct within two years after a change in control, the employee will have up to an additional 90 days from termination to exercise stock options granted on and after February 28, 2000.

•	Portfolio Grants. If a Covered Termination occurs within two years after a change in control, Portfolio Grant awards under these plans will immediately vest and we will pay a pro rata portion of the value of the awards.

•	Benefits. We will continue for up to two years our subsidy of U.S. medical and dental benefits for employees who are terminated within two years after a change in control.

•	Excise Tax Gross Up. Current U.S. tax laws generally (1) do not allow companies to deduct from income certain compensation provided in connection with a change in control that exceeds specified limits and (2) impose a 20% excise tax on the individuals who receive such compensation. We generally will pay to senior executives, including the named executives, an amount in cash if necessary to offset this excise tax.

Death, Disability and Retirement. These policies generally apply to stock options, restricted stock awards and Portfolio Grants that we issue to employees under our long-term incentive compensation plans, upon certain types of employment termination:

•	Death or Disability. Upon death or disability, unvested stock options and restricted stock will fully vest and Portfolio Grants will vest pro rata. In addition, if a participant is age 60 or older with 10 or more years of service, half of the remaining value of Portfolio Grants will vest. If a participant is age 62 or older with 10 or more years of service, Portfolio Grants will vest in full. Following death or disability, the holder (or the holder’s estate) will have up to five years to exercise vested stock options, subject to their original 10-year terms.

•	Retirement.

Restricted Stock and Portfolio Grant Awards. Upon retirement (meaning age 55 or older with 10 or more years of service), unvested restricted stock outstanding for more than two years will fully or partially vest, and Portfolio Grants outstanding for more than one year will vest pro rata. In addition, if a participant is age 60 or older with 10 or more years of service, half of the unvested restricted stock and Portfolio Grants that the participant would have lost will vest upon retirement. If a participant is age 62 or older with 10 or more years of service, unvested restricted stock and Portfolio Grants will vest in full.

Stock Options. The following provisions apply for new awards granted after January 1, 2005: Upon retirement (meaning age 55 or older with 10 or more years of service), half of unvested stock options outstanding for more than one year will continue to vest under the original schedule. Upon retirement at age 60 or older with 10 or more years of service, unvested stock options outstanding for more than one year will continue to vest under the original schedule. If a participant is age 62 or older with 10 or more years of service, unvested stock options will vest in full. Retirees may exercise vested stock options through the end of their original terms.

For awards granted before January 1, 2005, upon retirement at age 55 or older with 10 or more years of service, unvested stock options are cancelled, and upon retirement at age 60 or older with 10 or more years of service, one half of unvested stock options vest immediately. Stock option provisions for retirement at age 62 or older with 10 or more years of service remain unchanged.

CERTAIN TRANSACTIONS

Transactions With Other Companies

In the usual course of our business, we have transactions with many other firms, including financial institutions. Some of the directors or officers of these firms may also serve as directors or officers for us or our subsidiaries. We carry out our transactions with these firms on customary terms. The directors and officers who serve us, our subsidiaries or the other firms involved may not have knowledge of these transactions.

Transactions Between the Company and Our Directors and Officers

Our executive officers and Directors may from time to time take out loans from certain of our subsidiaries on the same terms that these subsidiaries offer to the general public. By way of example, American Express Centurion Bank may extend credit to our Directors and executive officers under their Optima® Cards or Blue from American Express®. All indebtedness from these transactions is in the ordinary course of our business and is on the same terms, including interest rates, in effect for comparable transactions with other people. Such indebtedness involves normal risks of collection and does not have features or terms that are unfavorable to our subsidiaries.

Our executive officers and Directors may also have transactions with us or our subsidiaries involving other goods and services, such as travel, insurance and investment services. These transactions are also in the usual course of our business and we provide them on terms that we offer to our employees generally.

Certain Employees

Occasionally we may have employees who are related to our executive officers or Directors. We compensate these individuals in a manner consistent with our policies that apply to all employees.

Transactions with Significant Shareholders

We have a number of ordinary course relationships with Berkshire Hathaway Inc. (Berkshire), its affiliates, and companies in which they have significant investments. Some of these companies are service establishments that accept our charge and credit cards and pay our subsidiaries fees when our customers use these cards. From time to time we may enter into joint marketing or other relationships with one or more of these companies that encourage our customers to apply for and use our cards. Our subsidiaries also provide Corporate Card or travel services to some of these companies and these companies pay fees to these subsidiaries. We or our subsidiaries may engage in other commercial transactions with these companies and pay or receive fees in these transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

On October 25, 2004, Richard A. McGinn, a Director of the Company, purchased 2,000 Company common shares. Due to an oversight the Form 4 reporting this transaction was not filed with the SEC until November 17, 2004.

A Form 4 filed on December 20, 2004, on behalf of Thomas Schick, an executive officer of the Company, reported the disposition of 2,177 fewer shares than were actually sold. Upon discovering the discrepancy, an amended Form 4 was filed on March 8, 2005, to correct the error.

DIRECTORS AND OFFICERS LIABILITY INSURANCE

We have an insurance program in place to provide coverage for directors and officers liability and fiduciary liability arising from employee benefit plans we sponsor. The coverage for directors and officers liability provides that, subject to the policy terms and conditions, the insurance carriers will (1) reimburse us when we are legally permitted to indemnify our Directors and officers; (2) pay losses, including settlements, judgments and legal fees, on behalf of our Directors and officers when we cannot indemnify them; and (3) pay our losses resulting from certain securities claims. The fiduciary liability portion of the program covers directors and employees who serve as fiduciaries for our employee benefit plans. Subject to the policy terms and conditions, it covers losses from alleged breaches of fiduciary or administrative duties, as defined in the Employee Retirement Income Security Act of 1974 or similar laws or regulations outside the United States. Effective from November 30, 2004 to November 30, 2005, this insurance is provided by a consortium of carriers. ACE American Insurance Company is the lead insurer. National Union Fire Insurance Company, Federal Insurance Company, Gulf Insurance Company, Zurich American Insurance Company, Twin City Fire Insurance Company, Allied World Assurance Company, and Starr Excess International provide excess coverage. The program also includes supplemental layers dedicated exclusively to providing coverage for directors and officers when we cannot indemnify them. The supplemental layers are provided by National Union Fire Insurance Company, Liberty Mutual Insurance Company, Allied World Assurance Company Ltd., Endurance Specialty Insurance Ltd., Indian Harbor Insurance Company, Houston Casualty Company, Columbia Casualty Company, Arch Insurance Company, Starr Excess International, and Max Re Ltd. This coverage is effective from November 30, 2004 to November 30, 2005. We expect to renew similar coverage at expiration. The annual premium for these coverages is approximately $10,961,775.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION

OF PROXY PROPOSALS, NOMINATION OF DIRECTORS

AND OTHER BUSINESS OF SHAREHOLDERS

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for the 2006 Annual Meeting of Shareholders, our Secretary must receive the proposal at our principal executive offices by November 15, 2005.

Under our By-laws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a Director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at our principal executive offices. We must receive notice as follows:

•	Normally we must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Assuming that our 2005 Annual Meeting is held on schedule, we must receive notice pertaining to the 2006 Annual Meeting no earlier than December 28, 2005 and no later than January 27, 2006.

•	However, if we hold the annual meeting on a date that is not within 30 days before or after such anniversary date, we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

•	If we hold a special meeting to elect Directors, we must receive a shareholder’s notice of intention to introduce a nomination no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

A notice of a proposed nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder.

The Board and our management have not received notice of, and are not aware of, any business to come before the Annual Meeting other than the items we refer to in this proxy statement. If any other matter comes before the Annual Meeting, the persons on our proxy committee will use their best judgment in voting the proxies.

* * * *

We have mailed our 2004 Annual Report to Shareholders in connection with this proxy solicitation. If you would like a copy of our 2004 Form 10-K, excluding certain exhibits, please contact Stephen P. Norman, Secretary, American Express Company, 200 Vesey Street, New York, New York 10285.

Please vote by telephone or the Internet or sign, date and return the enclosed proxy or voting instruction form in the prepaid envelope. We encourage you to attend the April 27, 2005 meeting. The Company will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, please bring with you some proof of American Express Company common stock ownership, such as a current brokerage statement, and an identification bearing a photograph. No cellular telephones or beepers will be allowed in the meeting room.

KENNETH I. CHENAULT

Chairman and Chief Executive Officer

EXHIBIT A

AMERICAN EXPRESS COMPANY

AUDIT COMMITTEE CHARTER

(as amended and restated as of February 18, 2005)

Purpose

The Committee is responsible for assisting the Board of Directors in its oversight responsibilities relating to (i) the integrity of the Company’s financial statements and financial reporting process; (ii) internal and external auditing, including the qualifications and independence of the outside auditor and the performance of the Company’s internal audit services function; (iii) the integrity of the Company’s systems of internal accounting and financial controls; (iv) legal and regulatory compliance and (v) the performance of the other Committee functions set forth in this charter.

In discharging its responsibilities, the Committee is not itself responsible for planning or conducting audits or for any determination that the Company’s financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of the Company’s management and the outside auditor.

Organization

The Committee shall be comprised of at least three directors. The members of the Committee shall be appointed by the Board and shall meet the independence, experience and expertise requirements of the New York Stock Exchange listing rules and applicable law.

No member of the Committee shall simultaneously serve on the audit committees of more than two other public companies.

The Committee shall meet at least four times per year, or more frequently as circumstances require, and shall make regular reports to the Board on the Committee’s activities.

The Committee shall meet periodically with management, with the General Auditor and with the outside auditor in separate executive sessions.

The Committee is empowered to conduct its own investigations into issues related to its responsibilities and to retain independent legal, accounting or other advisors to advise the Committee.

The Company shall provide for appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for payment of compensation to the outside auditor employed by the Company for audit, review and attest services rendered to the Company and to any advisors employed by the Committee and for administrative expenses of the Committee.

The Committee shall review and reassess the adequacy of the Committee charter at least annually, and recommend any changes to the Board for approval.

The Committee shall evaluate its performance on an annual basis and establish criteria for such evaluation. The results of the annual evaluation will be discussed with the full Board.

Responsibilities

In carrying out its responsibilities, the Committee:

•	Has sole authority to appoint or replace the outside auditor, who shall report directly to the Committee.

•	Is directly responsible for the compensation and oversight of the work of the outside auditor.

•	Pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the outside auditor, and considers whether the provision of permitted non-audit services by the outside auditor is compatible with maintaining the auditor’s independence.

•	Pre-approves all auditing services to be performed by accounting firms other than the outside auditor (e.g., statutory or regulatory audits outside the U.S. that are not performed by the outside auditor).

•	Reviews and evaluates, at least annually, the qualifications, performance and independence of the Company’s outside auditor in accordance with regulatory requirements and guidelines, including a review and evaluation of the lead partner, receives periodic reports from the outside auditor regarding the auditor’s independence, discusses such reports with the outside auditor, and if so determined by the Committee, takes appropriate action to satisfy itself of the independence of the auditor.

•	Consults with management and the Company’s General Auditor and, at least annually, obtains and reviews a report by the outside auditor describing such auditor’s internal quality-control procedures, material issues raised by its most recent internal quality-control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities for the preceding five years in respect of one or more audits carried out by the outside auditor and the response of the outside auditor to deal with any such issues, reviews all relationships between the outside auditor and the Company, and assures the regular rotation of the lead audit partner, the concurring partner and certain other audit partners of the outside auditor as required by law.

•	Requires, at least every 10 years, a detailed review of the Company’s audit firm, including a comparison of resources available in other firms.

•	Reviews and concurs in the appointment and replacement of the Company’s General Auditor and reviews with the Internal Audit Department its responsibilities, budget and staffing.

•	Reviews the significant reports to management prepared by the Internal Audit Department, or summaries thereof, and management’s responses and periodically reviews the experience and qualifications of the senior members of the Internal Audit Department and the quality control procedures of the Internal Audit Department.

•	Discusses with the General Auditor and the outside auditor the overall scope and plans for their respective audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits.

Financial Statements and Disclosure

•	Reviews and discusses with management and the outside auditor the annual audited financial statements and other financial information to be included in the Company’s Annual Report on Form 10-K, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” management’s and/or the outside auditor’s judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

•	Discusses the results of the annual audit and any other matters required to be communicated to the Committee by the outside auditor under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement on Auditing Standards No. 61.

•	Reviews with the outside auditor any management letter provided by the outside auditor and the Company’s response and any problems or difficulties the outside auditor may have encountered in connection with the annual audit or otherwise.

•	Recommends to the Board, based on the reviews and discussions with management and the outside auditor described above, whether the annual audited financial statements should be included in the Company’s Form 10-K Annual Report.

•	Reviews and discusses with the outside auditor any accounting or auditing issues on which the national office of the outside auditor was consulted.

•	Reviews and discusses with management and the outside auditor the Company’s quarterly financial information to be included in the Company’s Quarterly Reports on Form 10-Q, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Reviews and discusses with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and ratings agencies.

•	Discusses with management, the internal auditor and the outside auditor the adequacy and effectiveness of internal controls, the Company’s internal controls report and the outside auditor’s attestation of such report.

•	Reviews with the Chief Executive Officer and the Chief Financial Officer the Company’s disclosure controls and procedures and reviews periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures.

•	Reviews analyses prepared by management and/or the outside auditor setting forth significant financial reporting issues or judgments made in connection with the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, any significant changes in the selection or application of accounting principles and the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements.

•	Reviews at least quarterly reports from the outside auditor on the following matters:

•	all critical accounting policies and practices to be used;

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the outside auditor; and

•	other material written communications between the outside auditor and management, such as any management letter or schedule of unadjusted differences.

Compliance Oversight

•	Receives reports on the Company’s compliance program, including a review of the distribution of and compliance with the Company’s Code of Conduct.

•	Prepares the Audit Committee report required to be included in the Company’s annual proxy statement.

•	Reviews with management and the outside auditor (if appropriate) significant legal and regulatory exposures, including any regulatory inquiries or concerns regarding the Company’s financial statements and accounting policies.

•	Approves guidelines for the Company’s hiring of people from the outside auditor.

•	Obtains from the outside auditor assurance that the auditor is not aware of any matters required to be reported under Section 10A(b) of the Securities Exchange Act of 1934.

•	Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Considers such other matters, as the Board or Committee deems appropriate.

Finance and Risk Management

•	Reviews management’s investment of the Company’s funds, reviews the parameters of the various portfolios and investment activities and considers strategies in view of expectations as to general economic and market conditions.

•	Reviews with management on a regular basis the liquidity, capital needs and allocations of capital of the Company and its subsidiaries, reviews the Company’s funding and risk management activities, considers the Company’s external dividend policy, and is consulted, on a pre-fact basis where practical, on the financial aspects of major divestitures and acquisitions, major capital commitments, major borrowings, and on proposed issuances of equity and non-routine debt securities, whether privately or publicly distributed.

•	Discusses with management, the General Auditor and the outside auditor the Company’s overall risk assessment and risk management processes, including major risk exposures.

LOCATION OF THE 2005 ANNUAL MEETING OF

SHAREHOLDERS OF

AMERICAN EXPRESS COMPANY

Our world headquarters is the site of the 2005 Annual Meeting of Shareholders. We are located at 200 Vesey Street on the west side of Lower Manhattan in the World Financial Center.

BY SUBWAY

Take any of these subway lines: the A, C, E, R, W or the 1, 2, 3, 4, 5 or 9 trains. All of these trains stop near the World Financial Center. The World Financial Center is located across the Westside Highway (also known as West Street) on the Hudson River. Our building is on the north side of the Winter Garden in the World Financial Center.

BY CAR OR TAXI

Take the Westside Highway in Lower Manhattan. Enter the World Financial Center by turning west on either Murray Street or Vesey Street. Go to the main entrance of our building, located at the corner of Vesey Street and the Westside Highway.

This proxy, when properly executed, will be voted in the manner indicated by the undersigned shareholder. If no voting instructions are indicated, this proxy will be voted FOR Items 1 and 2 and AGAINST Items 3 and 4.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST Items 3 and 4.

Item 1	– Election of Directors.	FOR ALL NOMINEES	WITHHOLD FROM ALL NOMINEES	Nominees: (01) D.F. Akerson (02) C. Barshefsky (03) W.G. Bowen (04) U.M. Burns	(05) K.I. Chenault (06) P.R. Dolan (07) V.E. Jordan, Jr. (08) J. Leschly	(09) R.A. McGinn (10) E.D. Miller (11) F.P. Popoff (12) R.D. Walter
		☐	☐	FOR the slate, except vote WITHHELD from the following nominee(s):

Item 2	– Proposal to ratify the selection of PricewaterhouseCoopers LLP as independent registered public accountants.			Item 3	– Shareholder proposal relating to stock options.			Item 4	– Shareholder proposal requesting a separate annual report describing the Company’s political contributions.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

Signature Signature Date

NOTE: Please sign as name appears printed above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title.

Δ FOLD AND DETACH HERE Δ

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting are available through 11:59 pm Eastern Time on Wednesday, April 20, 2005 for shares held in employee plans and through 11:59 pm Eastern Time on Tuesday, April 26, 2005 for all other shares.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/axp		Toll-free Telephone 1-866-540-5760		Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Have your proxy card in hand when you access the voting web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. (Canada and U.S. only)	OR

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the internet at www.onlineproxy.com/amex

AMERICAN EXPRESS COMPANY Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on Wednesday, April 27, 2005

P R O X Y

The undersigned hereby appoints Gary L. Crittenden, Stephen P. Norman and Louise M. Parent, or any of them, proxies or proxy, with full power of substitution, to vote all common shares of American Express Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Company’s New York City headquarters, 200 Vesey Street, New York, New York 10285, on Wednesday, April 27, 2005, at 10:00 A.M., Eastern Time, and at any adjournment(s) of the Meeting, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the Proxy Statement, and in their discretion upon any matter that may properly come before the Meeting or any adjournment(s) of the Meeting. The undersigned hereby revokes any proxies submitted previously.

To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instructions by Internet or by telephone. Follow the instructions on the reverse side of this card.

If you choose to submit your voting instructions by mail, mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

(continued and to be dated and signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side.)

Δ FOLD AND DETACH HERE Δ

Notice to employees participating in the AMERICAN EXPRESS INCENTIVE SAVINGS PLAN or the EMPLOYEE STOCK OWNERSHIP PLAN OF AMEX CANADA, INC:

These shares will be voted as you instruct if your proxy card, telephone, or Internet voting instructions are received on or before 11:59 P.M. Eastern Time, Wednesday, April 20, 2005, by Mellon Investor Services LLC, which is acting on behalf of the Trustees of these two Plans.

If Mellon Investor Services LLC does not receive your voting instructions by 11:59 P.M. Eastern Time, Wednesday, April 20, 2005, the following conditions will apply: the ISP Trustee will vote your Plan shares in the same proportion as it votes all other shares in the Plan for which it has received timely voting instructions; the Trustee of the ESOP of Amex Canada will not vote your shares.